Exhibit 10.22

November __, 2024

3i, LP

2 Wooster Street, 2nd Floor

New York, NY 10013

Re: Voluntary Adjustment Notice

Dear Sirs:

Reference is made to (a) that certain Securities Purchase Agreement dated as of April 19, 2024 (the “April SPA”) between the Company and the purchaser identified therein, which is the same as the address listed above (the “Investor”), (b) a Senior Convertible Note the Company issued to the Investor on April 19, 2024 (the “April Note”), (c) a Warrant to Purchase Common Stock issued to the Investor on April 19, 2024 (the “April Warrant”), (d) that certain Securities Purchase Agreement dated as of October 1, 2024 (the “October SPA”), as amended, between the Company and the Investor, (e) a Senior Convertible Note the Company issued to the Investor on October 1, 2024 (the “October 1 Note”), (f) a Warrant to Purchase Common Stock issued to the Investor on October 1, 2024 (the “October 1 Warrant”), (g) a Senior Convertible Note the Company issued to the Investor on October 21, 2024 (the “October 21 Note”), (h) a Warrant to Purchase Common Stock issued to the Investor on October 21, 2024 (the “October 21 Warrant”), (i) a Senior Convertible Note the Company issued to the Investor on November 12, 2024 (the “November Note”), (j) a Warrant to Purchase Common Stock issued to the Investor on November 21, 2024 (the “November Warrant”), and the other transaction documents, as modified from time to time, referred to collectively, as the “Transaction Documents”. The April Note, October 1 Note, October 21 Note and November Note shall be referred herein as the Notes. The April Warrant, the October 1 Warrant, the October 21 Warrant and the November Warrant shall be referred herein as the Warrants. Capitalized terms used but not defined herein shall have the meanings given to them in the April SPA or the October SPA, as amended, or if not defined therein, in the Notes or, or if not defined therein, the Warrants, or in the applicable Transaction Document, in each case as of the date hereof.

This letter agreement (this “Letter Agreement”) confirms our recent discussions about, among other matters, certain modifications to the Note.

1.	Pursuant to Section 7 (f) of the Notes, the Company hereby reduces the Conversion Price of the Notes to $1.00.

2.	Pursuant to Section 2(g) of the Warrants, the Company hereby makes the following adjustments to the Exercise Price and Quantity;

Issuance	Exercise Price	Aggregate Exercise Cost	Quantity
4/19/2024	$1.00	$1,157,322.00	1,157,322
10/1/2024	$1.00	$425,571.00	425,571
10/21/2024	$1.00	$325,257.00	325,257
11/12/2024	$1.00	$455,967.00	455,967

3.	The Second Additional Closing shall occur within two (2) Business Days of the Initial Registration Statement being filed with the SEC.

This Letter Agreement is a Transaction Document and is limited as written. As of the date first written above, each reference in the Purchase Agreement or any other applicable Transaction Document to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Transaction Documents to such Purchase Agreement or other Transaction Documents (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the Purchase Agreement as modified thereby, and this Letter Agreement and the Purchase Agreement shall be read together and construed as a single agreement. The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any Transaction Document or (B) commit or otherwise obligate any Purchaser to enter into or consider entering into any other amendment, waiver or modification of any Transaction Document.

All communications and notices hereunder shall be given as provided in the Transaction Documents. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of Delaware, (b) is for the exclusive benefit of the parties hereto and the other Purchasers and beneficiaries of the Purchaser Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Transaction Documents (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Transaction Documents. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

This Letter Agreement is expressly conditioned on the following conditions precedent:

(1)	The Company’s Board of Directors shall have approved this Letter Agreement and all undertakings thereto in all respects and shall provide written evidence of the same to the Investor by December 2, 2024: and

(2)	The Company shall have verified and confirmed with its transfer agent that there are no impediments to the issuance of shares as a result of this Letter Agreement.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

[SIGNATURE PAGES BELOW]

Very truly yours,

ALTERNUS CLEAN ENERGY INC.

By:

AGREED AND ACCEPTED:

3i, LP

By:
Name:	Maier J Tarlow
Title:	Manager, on Behalf Of The G.P.

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